Exhibit 4.2

AMENDMENT TO CERTIFICATE OF INCORPORATION

OF

CHESAPEAKE ENERGY CORPORATION

TO THE SECRETARY OF STATE OF THE STATE OF OKLAHOMA:

Chesapeake Energy Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the Oklahoma General Corporation Act (the “Act”), for the purpose of amending its certificate of incorporation, does hereby submit the following:

A.	The name of the Corporation is Chesapeake Energy Corporation. The name under which the Corporation was originally incorporated was Chesapeake Oklahoma Corporation.

B.	The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Oklahoma on November 19, 1996 (as amended from time to time, the “Certificate of Incorporation”).

C.	This Amendment to Certificate of Incorporation was duly adopted in accordance with the provisions of Section 1077 of the Act at the Corporation’s annual meeting by a majority of the outstanding capital stock of the Corporation entitled to vote thereon. Written notice of the Corporation’s annual meeting was given to the stockholders of the Corporation in accordance with the provisions of Section 1067 of the Act.

D.	The Certificate of Incorporation is hereby amended as follows:

1. Amendment to Article IV. The first sentence of Article IV of the Certificate of Incorporation starting with the words “The total number of shares of capital stock…” is hereby deleted in its entirety and the following sentence is substituted therefore:

The total number of shares of capital stock which the Corporation shall have authority to issue is Five Hundred Twenty Million (520,000,000) shares, consisting of Twenty Million (20,000,000) shares of Preferred Stock, par value $0.01 per share, and Five Hundred Million (500,000,000) shares of Common Stock, par value $0.01 per share.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to Certificate of Incorporation to be signed by its Chief Executive Officer and attested to by its Secretary this 9th day of June, 2004.

ATTEST:		CHESAPEAKE ENERGY CORPORATION, an Oklahoma corporation

/s/ JENNIFER M. GRIGSBY	By:	/s/ AUBREY K. MCCLENDON
Jennifer M. Grigsby, Secretary		Aubrey K. McClendon, Chief Executive Officer